Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JUNE 2016

Dallas, Texas, June 3, 2016 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.10262 per unit, payable on June 29, 2016, to unit holders of record on June 15, 2016. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for March 2016 and the gas production for February 2016. Preliminary production volumes are approximately 27,743 barrels of oil and 562,611 Mcf of gas. Preliminary prices are approximately $32.59 per barrel of oil and $2.00 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	27,743	562,611	$32.59	$2.00
Prior Month	42,357	602,962	$32.62	$2.65

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of May, approximately $1,128,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Since the close of business in May and prior to this press release, approximately $178,000 in revenue has been received.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
Toll Free (855) 588-7839